                                                                      Exh 23.1
The Board of Directors
RPM, Inc.:


We consent to the use of our report dated December 10, 1993 with respect to the consolidated financial statements of Rust-Oleum Corporation for the two years ended October 31, 1993 filed with RPM, Inc.'s Current Report on Form 8-K dated June 28, 1994 and to the incorporation by reference of such report in RPM, Inc.'s Registration Statements on Form S-3 (Reg. No. 33-53566, Sentry Polymers, Inc. acquisition, 33-50868, Liquid Yield Option Notes 33-68222, Dynatron/Bondo Corporation acquisition and 33-52235 Stonhard, Inc. acquisition) and Registration Statements on Form S-8 (Reg. No. 2-65508, 1979 Stock Option Plan, 33-32794, 1989 Stock Option Plan, and 33-54720, Retirement Savings Plan).



                                        KPMG Peat Marwick LLP


Chicago, Illinois
August 30, 1994